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Exhibit 21.1

The Container Store Group, Inc.

Entity	Jurisdiction of organization

The Container Store, Inc	Texas
The Container Store Services, LLC	Texas
TCS Gift Card Services, LLC	Virginia
Elfa International AB	Sweden
Kirena OY	Finland
Elfa Deutschland GmbH	Germany
Elfa Sweden AB	Sweden
PEKODOM GmbH	Germany
Luminator AB	Sweden
Elfa Lumi AB	Sweden
Elfa Lumi A/S	Denmark
Elfa Polska Sp. Zo.o	Poland
Elfa Norg A/S	Norway
Elfa France SA	France
Elfa Manufacturing Poland Zo.o	Poland
OY Elfa Finland	Finland
Elfa Eiendom A/S	Norway

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  Exhibit 21.1